CONTACT:

Bell Industries, Inc.
Kevin Thimjon, CFO
317-704-6000

PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980

BELL INDUSTRIES REPORTS 2006 FOURTH QUARTER RESULTS

— Long-Term Strategic Initiatives Expected to Contribute to Significant Revenue Growth in 2007 —

Indianapolis, IN – April 3, 2007 – Bell Industries, Inc. (AMEX:BI) today reported financial results for its fourth quarter and full year ended December 31, 2006.

Revenues from continuing operations for the 2006 fourth quarter rose to $27.5 million, from $23.4 million a year ago. The company sustained a net loss of $4.3 million, or $0.50 per share. This compares with a net loss of $1.5 million, or $0.18 per share, for the 2005 fourth quarter.

For the 2006 full year, revenues from continuing operations were $120.3 million, compared with $122.6 million for 2005. The company incurred a net loss of $2.9 million for 2006, or $0.34 per share, including a gain on sale of discontinued operations, net of tax, of $4.0 million. In 2005, the company recorded a net loss of $799,000, or $0.09 per share.

Subsequent to the close of 2006, Bell Industries completed the acquisition of substantially all of the assets of SkyTel Corp., an indirect subsidiary of Verizon Communications Inc., for an initial purchase price of $23 million, subject to a working capital adjustment. The company funded the transaction through an initial advance of approximately $10.3 million on a new $30 million credit facility, the issuance of a $10 million convertible subordinated note and existing cash on hand.

“The SkyTel acquisition and expansion of our financial resources underscore our commitment to creating new growth vehicles for the company,” said John A. Fellows, chief executive officer of Bell Industries. “Based on SkyTel’s 2006 performance, we expect this new division will approximately double our company’s revenues in 2007. In addition, we completed several significant cost reduction actions within SkyTel during the first quarter which will lead to the company’s improved profitability in 2007 and beyond.

“In line with our efforts to become leaders in the key markets we serve, we strengthened the SkyTel organization with deeply experienced executives to capitalize on both new and emerging wireless technologies. We will continue to focus on strategic growth initiatives designed to enhance the long-term prospects of SkyTel including a strong, nationwide focus on SkyGuard, a leading vehicle reassurance product,” Fellows added.

Net revenues at the company’s Technology Solutions division benefited from a large-scale customer relationship management (CRM) engagement initiated during the third quarter and two large sourcing engagements and increased to $20.2 million in the 2006 fourth quarter from $15.0 million in the comparable prior-year period. Product sales grew to $10.8 million from $6.7 million a year earlier. Services revenues increased to $9.3 million in the 2006 fourth quarter from $8.2 million a year ago. As expected, start-up and related costs associated with the new long-term CRM relationship impacted operating results and contributed to an operating loss of $2.5 million in the 2006 fourth quarter. In the prior-year period, the division posted an operating loss of $1.5 million.

“Since these start-up costs were principally completed by year-end 2006, we look forward in 2007 to realizing the benefits that this new relationship is expected to add,” Fellows said. “We believe the enhancements made during the year better position our Technology Solutions division for success in the rapidly growing CRM industry, and we are optimistic in the outlook for this division’s performance in 2007 as we continue to focus on driving operating improvements and securing new client relationships.”

Net revenues for Bell’s Recreational Products Group (RPG) in the 2006 fourth quarter were adversely impacted by warm winter conditions in key markets and totaled $7.3 million, compared with $8.4 million in the prior-year period. RPG incurred an operating loss of $274,000, compared with an operating loss of $122,000 in the year-ago fourth quarter.

As of December 31, 2006, the company had net working capital of $11.5 million. Shareholders’ equity amounted to $18.3 million, or $2.12 per share.

Fellows concluded, “As we enter 2007, we are confident that Bell Industries will prosper over the long-term through the initiatives that we have untaken in the past year. We will continue to invest in the future and position the company as leaders in all of our core markets.”

About Bell Industries, Inc.

Bell Industries is comprised of three diversified operating units, Bell’s Technology Solutions business, SkyTel and its Recreational Products Group. The company’s Technology Solutions business offers a comprehensive portfolio of technology products and managed lifecycle services, including planning, product sourcing, deployment and disposal, and support services. SkyTel provides nationwide wireless services and support, including email, interactive two-way messaging, wireless telemetry services and traditional text and numeric paging. The Recreational Products Group distributes after-market parts and accessories primarily to the recreational vehicle and boating markets.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to the company’s ability to successfully integrate its acquisition of SkyTel, the company’s expectation to nearly double overall revenues in 2007, and the successful servicing of its new large-scale CRM engagement, are based upon current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the company’s industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the business, results of operations and financial condition. The company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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(Tables Follow)

Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31		December 31
	2006	2005	2006	2005
Net revenues
Products	$18,171	$15,155	$88,220	$91,893
Services	9,322	8,232	32,076	30,670

	27,493	23,387	120,296	122,563

Costs and expenses
Cost of products sold	14,849	12,169	71,872	74,614
Cost of services provided	7,688	7,152	26,260	25,184
Selling and administrative	9,365	6,160	32,206	25,364
Interest, net	(81)	(94)	(456)	(275)
Special item (1)				325

	31,821	25,387	129,882	125,212

Loss from continuing operations before income tax	(4,328)	(2,000)	(9,586)	(2,649)
Income tax benefit	(502)	(420)	(2,222)	(581)

Loss from continuing operations	(3,826)	(1,580)	(7,364)	(2,068)
Income (loss) from discontinued operations, net of tax	(51)	87	441	1,269
Gain (loss) on sale of discontinued operations, net of tax	(413)		4,030

Net loss	$(4,290)	$(1,493)	$(2,893)	$(799)

Basic and diluted share data
Loss from continuing operations	$(.45)	$(.19)	$(.86)	$(.24)

Net loss	$(.50)	$(.18)	$(.34)	$(.09)

Weighted average common stock	8,576	8,490	8,568	8,466

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues
Technology Solutions
Products	$10,835	$6,730	$43,477	$46,035
Services	9,322	8,232	32,076	30,670

	20,157	14,962	75,553	76,705
Recreational Products	7,336	8,425	44,743	45,858

	$27,493	$23,387	$120,296	$122,563

Operating income (loss)
Technology Solutions	$(2,492)	$(1,490)	$(6,774)	$(1,532)
Recreational Products	(274)	(122)	1,276	1,408
Corporate costs	(1,643)	(482)	(4,544)	(2,475)
Special item (1)				(325)

	(4,409)	(2,094)	(10,042)	(2,924)
Interest, net	81	94	456	275
Income tax benefit	502	420	2,222	581

Loss from continuing operations	$(3,826)	$(1,580)	$(7,364)	$(2,068)

(1) Special item represents costs associated with a severance agreement for a former executive.

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

December 31	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$3,637	$7,331
Accounts receivable	16,835	15,306
Inventories	9,548	12,764
Prepaid expenses and other	2,761	2,701

Total current assets	32,781	38,102

Fixed assets, net	3,553	3,143
Other assets	6,780	3,108

	$43,114	$44,353

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Floor plan payables	$213	$68
Accounts payable	12,419	11,023
Accrued payroll and liabilities	8,606	8,440

Total current liabilities	21,238	19,531

Long-term liabilities	3,622	4,518
Shareholders’ equity	18,254	20,304

	$43,114	$44,353